                                                                    EXHIBIT 23.3

                   Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement, as it relates to Washington Energy Company and Washington Natural Gas Company (the Companies), of our report dated October 31, 1996 included in Puget Sound Energy, Inc.'s Form 10-K for the year ended December 31, 1998 and to all references to our Firm included in this registration statement. It should be noted that we have not audited any financial statements of the Companies subsequent to September 30, 1996 or performed any audit procedures subsequent to the date of our report.


Arthur Andersen LLP

Seattle, Washington,
April 29, 1999